EXHIBIT 10.1

Cougar Biotechnology, Inc.

10990 Wilshire Blvd, Suite 1200

Los Angeles, CA 90024

September 5, 2007

Samuel R. Saks, M.D.

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Re:	Election to Board of Directors of Cougar Biotechnology, Inc.

Dear Dr. Saks:

On behalf of the Board of Directors (the “Board”) of Cougar Biotechnology, Inc. (“Cougar”), I am pleased to offer you a position as a member of the Board.

Should you accept our offer to join the Board, in accordance with Cougar’s standard compensation for non-employee directors, you will be entitled to an annual cash retainer of $25,000, plus a fee of $2,500 for each meeting attended in person, or $1,000 for each meeting attended telephonically. Additionally, on the date of your appointment to the Board, Cougar will grant you, pursuant to its 2003 Stock Option Plan (the “Plan”), a ten-year stock option to purchase 45,000 shares of Cougar’s common stock at an exercise price equal to the closing price of Cougar’s common stock on such date (the “Option”). The Option shall vest in the following manner:

Vesting Date	No. of Shares
First anniversary of grant date	10,000
Second anniversary of grant date	12,500
Third anniversary of grant date	15,000
Fourth anniversary of grant date	5,000
Fifth anniversary of grant date	2,500

Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control (as defined in the Plan), the unvested portion of the Option shall, at the time of the Change in Control, immediately vest and become exercisable for the remainder of the term of the Option. Except with respect to the acceleration of the Option upon a Change in Control, the Option shall be governed by the terms of the Plan.

As previously discussed, with your execution of this letter agreement below and the issuance of the Option you are foregoing your right to receive, as part of Cougar’s standard compensation for non-employee directors, an option to purchase 30,000 shares of Cougar common stock issuable on the date of your appointment and additional issuances of 10,000 share-options that you would otherwise be entitled to receive upon your re-election to the Board by the Cougar stockholders at the next two annual meetings (i.e., the 2008 and 2009 annual meetings).

Please acknowledge your acceptance of our offer to join the Board and the terms set forth herein by signing and dating this letter below and returning it to my attention by facsimile at (310) 943-8059. The date of your acceptance shall constitute your date of appointment to the Board. Should you have any questions, please feel free to call me at (310) 943-8040.

Very truly yours,

/s/ Alan H. Auerbach

Alan H. Auerbach
President

Acknowledged and agreed to

this 12th day of September, 2007:

By:	/s/ Samuel R. Saks
Samuel R. Saks, M.D.

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